Exhibit 15

To the Board of Directors and Shareholders of
Cotton States Life Insurance Company:

We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-30696, 333-00793, 333-00795, 333-110738 and 033-30696) of Cotton States Life Insurance Company of our reports dated April 27, 2004, July 30, 2004, and November 5, 2004 relating to the unaudited condensed consolidated interim financial statements of Cotton States Life Insurance Company that are included in its Forms 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004.

/s/ Ernst & Young LLP

Atlanta, Georgia
November 5, 2004